Exhibit 99.1

STONE ENERGY CORPORATION
 ANNOUNCES EXPLORATION DISCOVERIES AND OIL HEDGES

NYSE — SGY
LAFAYETTE, LA. February 2, 2004

        Stone Energy Corporation has concluded drilling and completion operations on two exploratory discoveries in the Gulf of Mexico. Both wells were drilled from existing facilities and have been placed on production.

        South Timbalier Block 166. Deep sand gas production was established on Stone’s Maximus Prospect, our fifth deep shelf discovery of 2003. The OCS-G 1252 No. E-4 discovery well was drilled to a total measured depth (MD) of 17,935 feet and initial gross production flowed at 19 million cubic feet (MMcf) of gas and 432 barrels of condensate per day. Approximately 203 net feet MD of gas was logged in three sands beneath 16,750 feet. We believe the well meets the criteria for the new MMS regulations relative to Deep Gas Royalty Relief. Additional drilling on this non-operated prospect is under evaluation for operations later this year. Stone has a 40% working interest (WI) and 30.7% net revenue interest (NRI) in South Timbalier Block 166.

        Main Pass Block 287. Drilling and completion operations concluded on the OCS-G 19869 A-5 Well on the Harding Prospect, which began producing in January 2004. The well drilled to total depth of 7,484 feet and logged 63 net feet MD of oil. The Harding Prospect was the fifth fault block successfully tested on the 2003 discovery. Production from the new platform began during December 2003 and the five wells are flowing at a combined daily rate of 2,074 barrels of oil and 4.8 MMcf of gas.

        Including the No. A-5 Well, the Company has drilled nine wells in the Main Pass Block 288 Field, seven of which have been completed to date. Daily field production from the seven wells is approximately 2,850 barrels of oil and 7.4 MMcf of gas. The production rates are still being optimized as we balance the new platform at Main Pass Block 287 with the upgraded facilities on the Main Pass Block 288 A platform where we invested over $2.0 million to accommodate the success of our drilling program. Stone has a 100% WI and an 83.3% NRI in these wells.

        In January 2004, we entered into a put contract that effectively hedges 7,500 barrels of oil per day of Gulf Coast Basin production at a put price of $25.00 from February 2004 through December 2004. Under the put contract, monthly payments are made by the counter-party if NYMEX prices fall below the floor price, while allowing the company to fully participate in commodity prices above the floor price. The cost of the contract totaled $1.7 million, which will be amortized through earnings as the contract settles. We continue to evaluate additional cost-effective hedging opportunities for our 2004 oil and natural gas production.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.